Exhibit 10.28

HireRight GIS Group Holdings LLC
Equity Incentive Plan
Award Agreement

December 3, 2018

Guy P. Abramo

Re: Option Award

Dear Guy:

I am pleased to inform you that HireRight GIS Group Holdings LLC (the “Company”), hereby grants to you, pursuant to and subject to all of the terms and conditions of its Equity Incentive Plan (the “Plan”), an option (the “Option”) to purchase, subject to vesting as described below, the number of Units set forth below at the exercise price per Unit set forth below, effective on the date hereof (the “Date of Grant”). The Option shall terminate at 11:59 p.m. on the tenth (10th) anniversary of the Vesting Commencement Date, subject to earlier termination in accordance with the Plan or this Option (the “Termination Date”). Capitalized terms not otherwise defined in this Award Agreement have the meanings given such terms in the Plan. The terms and conditions of the Plan are herein incorporated by reference.

The key terms of the Option are as follows:

1.	Vesting Commencement Date: January 15, 2018

2.	Number of Units. 18,258,679

3.	Exercise Price. $1.00 per Unit

4.
Vesting. The Option shall initially be unvested. Subject to Section 4(c), fifty percent (50%) of the Option shall vest based solely on continued service as set forth herein (the “Time-Based Options”), and the remaining fifty percent (50%) of the Option shall vest based on both performance and service vesting conditions (the “Performance-Based Options”), as follows:

(a)	Time-Based Options: The Time-Based Options shall become vested in 13 installments, as follows:

Vesting Date	Cumulative Vesting Percentage
January 15, 2019	25%
April 15, 2019	31.25%
July 15, 2019	37.50%
October 15, 2019	43.75%
January 15, 2020	50%
April 15, 2020	56.25%
July 15, 2020	62.50%
October 15, 2020	68.75%
January 15, 2021	75%
April 15, 2021	81.25%
July 15, 2021	87.50%
October 15, 2021	93.75%
January 15, 2022	100%

provided that you remain continuously employed by or continue to provide services to the Company or one of its Subsidiaries from the Date of Grant through the applicable vesting date.

(b)
Performance-Based Options: The Performance-Based Options shall become vested as follows, subject to you remaining continuously employed by or continuing to provide services to the Company or one of its Subsidiaries from the Date of Grant through the applicable date of such event:

i.
When and if MOIC reaches 1.75X, the Performance-Based Options will become vested with respect to fifty percent (50%) of the underlying Units (the “Cliff Portion Percentage”). If and as MOIC increases from 1.75X to 2.5X, the Performance-Based Options will become vested with respect to a portion of the underlying Units calculated as the product of (A) 1 – the Cliff Portion Percentage multiplied by (B) (MOIC – 1.75)/.75, with full vesting of the Performance-Based Options when and if MOIC reaches 2.5X.

ii.
Upon the occurrence of a Sponsor Exit that is also a Sale of the Company as defined in the LLC Agreement described in Section 5 below (such collective occurrence referred to herein as a “Trigger Event”), the Performance-Based Options shall, regardless of MOIC, become vested with respect to forty percent (40%) of the underlying Units, but only if, giving effect to the Trigger Event, a MOIC of less than 1.75X has been realized.

If a Trigger Event occurs before the Termination Date, then any portion of the Performance-Based Options that has not previously vested and become exercisable and does not vest and become exercisable as a result of such Trigger Event, will be forfeited and no longer remain outstanding upon completion of such Trigger Event; it being understood that to the extent the consideration payable in connection with such Trigger Event includes cash amounts held in escrow or that may be paid by the purchaser contingent upon future events, holders of Performance-Based Options shall be entitled to their pro rata share of such escrowed or contingent cash consideration when, as and if it is released to the extent of their Option Unit holdings, giving effect to such release of proceeds. Notwithstanding, but without otherwise limiting, Section 12(b) of the Plan, a Sponsor Exit that is not part of a Trigger Event will not result in forfeiture of unvested Performance-Based Options, but any Performance-Based Options that remain unvested after all opportunities for vesting thereof have been exhausted, will be forfeited and no longer remain outstanding.

For purposes hereof, “MOIC” means, as of any date of determination, as calculated by the Board, (x) the total pre-tax cash-on-cash equity return actually realized by the Sponsors and their affiliates in respect of their aggregate equity investments and any other capital contributions in the Company at such time, divided by (y) the aggregate equity investments and any other capital contributions made by the Sponsors or their affiliates in the Company or its affiliates, including, for the avoidance of doubt, capital contributions made by a Sponsor or its affiliates in Genuine Information Holdings LLC or its affiliates on or after January 26, 2017. Achievement of the MOIC will be calculated by the Board after giving effect to the dilution from the vesting of the Option and all other Awards issued and outstanding under the Plan and any transaction or other similar fees, in any case that reduce the cash return that would otherwise be realized by the Sponsors. It is recognized that the MOIC associated with a particular cash return that has been achieved as of a particular time will diminish if the Sponsors make additional equity investments in the Company after achieving that cash return; accordingly, vesting that results from attained levels of MOIC will not be affected by subsequent reduction of MOIC, but additional MOIC-based vesting will not occur until previous levels of MOIC that caused vesting are exceeded. If a Sponsor transfers some or all of its equity in the Company before vesting in full or termination of the Performance-Based Options, then, to the extent such transfer is made before a Public Offering (as defined in the LLC Agreement) to a single buyer or group of affiliated buyers in a single transaction or group of related transactions and is not part of a Trigger Event that results in forfeiture of unvested Performance-Based Options, if any (a “Qualifying Transfer”), calculation of MOIC for that Sponsor until a Trigger Event that results in forfeiture of unvested Performance-Based Options, if any, shall be a cumulative calculation for the Sponsor and successor holder[s] of the Sponsor’s equity investment in the Company through Qualifying Transfers. Thus, for example, if Sponsor A made an initial equity investment of $100 in the Company and later sold all of that equity investment in the Company in a Qualifying Transfer to Buyer A for $150, and Buyer A then sold the entire investment for $250 in a subsequent sale of the Company constituting a Trigger Event that resulted in forfeiture of unvested Performance-Based Options, the MOIC with respect to Sponsor A’s equity investment in the Company would be 2.5X (i.e. $50 return realized by Sponsor A and a $100 return realized by Buyer A, together with return of Sponsor A’s initial $100 investment).

(c)
Acceleration. Notwithstanding the foregoing, the Time-Based Options shall become vested in their entirety upon the occurrence of a Trigger Event, provided that you remain continuously employed by or continue to provide services to the Company or one of its Subsidiaries to the effective time of such Trigger Event or your employment is terminated without Cause and in connection with, but before the effective time of, the Trigger Event; it being understood that if the Trigger Event occurs pursuant to a definitive agreement and your employment is terminated prior to the entry into that definitive agreement, it shall not be deemed to be in connection with such Trigger Event. The vesting that results from a Trigger Event shall be subject to but effective immediately prior to the consummation of the Trigger Event.

5.
Exercise. Only the vested portion of the Option may be exercised and the Option may be exercised only for whole Units. The Option may be exercised only before its termination, which will be accelerated upon termination of your service with the Company as described in Section 6(b) of the Plan. In order to exercise the Option, you must deliver written notice to the Company of your intention to exercise, setting forth the number of whole Units with respect to which the Option is to be exercised, along with payment, in cash (certified check or bank draft) or as an electronic funds transfer to the Company, of the exercise price and applicable withholding taxes. As a condition to the exercise of the Option, you must also become a party to the Limited Liability Agreement of the Company, or the limited liability agreement or stockholders agreement of any successor to the Company (the “LLC Agreement”), if then still in effect, which contains certain restrictions relating to the Option Units.

6.	Representations.

(a)
You understand that the Units to be received upon exercise of the Option (or other equity of a successor to the Company issued upon exercise of the Option) (“Option Units”) have not been, and may not be, registered under the Securities Act and other applicable Securities Laws and, accordingly, the Option is being granted to you only pursuant to exemptions from registration under the Securities Act and applicable Securities Laws. You understand that the Company does not anticipate registering the Option Units, and you acknowledge that the Company has not made any representations that it will register the Option Units under the Securities Act or any other applicable Securities Laws.

(b)
You understand and agree that, unless the Company has filed a registration statement on Form S-8 under the Securities Act covering the Option Units, the Option Units will constitute “restricted securities” under the Securities Act and may not be pledged, re-offered or resold in the United States or to, or for the account or benefit of U.S. persons, except in transactions exempt from, or not subject to, the registration requirements of the Securities Act and as may permitted under the LLC Agreement.

(c)
You understand that the Option and Option Units may not be transferred, sold, disposed of, or encumbered except in limited circumstances in accordance with the Plan and the LLC Agreement, and there is not any current, or anticipated market for the Option Units.

7.
Restrictions; Forfeiture; Other Relief. You acknowledge and agree, that in the event that you engage in any Restricted Activity during the term of your employment with the Company or its Subsidiaries or at any time during the twelve (12) month period following your termination of employment for any reason, or otherwise engage in misconduct as described in Section 14(e) of the Plan, then in addition to any other remedy which may be available at law or in equity to the Company, the Option shall at the discretion of the Board be forfeited effective as of the date on which such violation first occurs, and, in the event that any Units were acquired upon the exercise of the Option and/or you received any profit on the sale of any such Units, in each case, during the period beginning one year prior to the date of such activity, then such Units shall immediately be forfeited and returned to the Company without additional consideration, and the Company may require you to repay to the Company any profit received pursuant to any such sale.

8.
Entire Agreement. This Award Agreement, the Plan, the LLC Agreement, and any Other Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. You acknowledge and agree that the grant of the Option hereunder satisfies in full any obligation to issue stock options or other equity awards to you as contemplated by any employment agreement or offer letter or other understanding between you and the Company or any Affiliate that predates this Award Agreement, and you do not have any further right to receive any options, stock or other equity awards from the Company or any of its Affiliates.

9.
Amendments. This Award Agreement and the Option granted hereunder is subject to modification or adjustment upon the occurrence of certain events as provided under the terms of the Plan; provided; that the Board may not unilaterally take any such action with respect to the Option if such amendment would materially and adversely affect the rights of the Grantee under this Award Agreement without the Grantee’s written consent. Notwithstanding the preceding sentence, in the event of a Sponsor Exit, any modification or adjustment made pursuant to Section 12(b) of the Plan, shall not be considered material and adverse to the rights of the Grantee under this Award Agreement.

10.
Counterparts. This Award Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this Option and that you understand that you are bound by, and shall abide by the terms of the Plan and this Award Agreement by signing and returning a copy of this Award Agreement to the Company.

Sincerely,

HireRight GIS Group Holdings LLC

By:

Title:

Agreed to and Accepted by:

Guy P. Abramo

Date: